Exhibit 10.18

AMENDED AND RESTATED

SEAGATE TECHNOLOGY HOLDINGS PUBLIC LIMITED COMPANY

2012 EQUITY INCENTIVE PLAN

Adopted by Board on July 27, 2011 and last amended May 18, 2021

Initially approved by Shareholders on October 26, 2011, and last amendment and restatement approved by Shareholders effective as of May 18, 2021

Termination Date: October 29, 2029

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I. PURPOSES.

The Company, by means of this Plan, seeks to provide incentives for the group of persons eligible to receive Share Awards to align their long-term interests with those of the Company’s shareholders and to perform in a manner individually and collectively that enhances the success of the Company. The Plan is further intended to provide a means by which eligible recipients of Share Awards may be given an opportunity to benefit from increases in value of the Ordinary Shares through the granting of Share Awards including, but not limited to: (i) Incentive Stock Options, (ii) Nonstatutory Share Options, (iii) Restricted Share Bonuses, (iv) Share Appreciation Rights, (v) Phantom Share Units, (vi) Restricted Share Units, (vii) Performance Share Bonuses, (viii) Performance Share Units, (ix) Deferred Share Units, and (x) Other Share-Based Awards.

II. DEFINITIONS.

2.1 “Affiliate” means generally with respect to the Company, any entity directly, or indirectly through one or more intermediaries, controlling or controlled by (but not under common control with) the Company. Solely with respect to the granting of any Incentive Stock Options, Affiliate means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code. Solely with respect to the granting of any Nonstatutory Share Options or Share Appreciation Rights, Affiliate means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as defined in Treasury Regulation §1.409A-1(b)(5)(iii)(E).

2.2 “Beneficial Owner” means the definition given in Rule 13d-3 promulgated under the Exchange Act.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Change of Control” means the consummation or effectiveness of any of the following events:

(i) The sale, exchange, lease or other disposition of all or substantially all of the assets of the Company to a person or group of related persons, as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act;

(ii) A merger, reorganization, recapitalization, consolidation or other similar transaction involving the Company in which the voting securities of the Company owned by the shareholders of the Company immediately prior to such transaction do not represent more than fifty percent (50%) of the total voting power of the surviving controlling entity outstanding immediately after such transaction;

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(iii) Any person or group of related persons, as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act, is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the voting securities of the Company (including by way of merger, takeover (including an acquisition by means of a scheme of arrangement), consolidation or otherwise);

(iv) During any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board (together with any new Directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the Directors of the Company then still in office, who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office; or

(v) A dissolution or liquidation of the Company.

In addition, if a Change of Control constitutes a payment event with respect to any Share Award which provides for the deferral of compensation and is subject to Section 409A of the Code, in order to make payment upon such Change of Control, the transaction or event described above with respect to such Share Award must also constitute a “change in the ownership or effective control of the Company or a “change in the ownership of a substantial portion of the assets” of the Company,” as defined in Treasury Regulation §1.409A-3(i)(5), and if it does not, payment of such Share Award will be made on the Share Award’s original payment schedule or, if earlier, upon the death of the Participant.

Notwithstanding the foregoing, a restructuring of the Company for the purpose of changing the domicile of the Company (including, but not limited to, any change in the structure of the Company resulting from the process of moving its domicile between jurisdictions), reincorporation of the Company or other similar transaction involving the Company (a “Restructuring Transaction”) will not constitute a Change of Control if, immediately after the Restructuring Transaction, the shareholders of the Company immediately prior to such Restructuring Transaction represent, directly or indirectly, more than fifty percent (50%) of the total voting power of the surviving entity.

2.5 “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, including rules, regulations and guidance promulgated thereunder and successor provisions and rules and regulations thereto (except as otherwise specified herein).

2.6 “Committee” means a committee of one or more Directors (or other individuals who are not members of the Board to the extent allowed by applicable law) appointed by the Board in accordance with Section 3.3 of the Plan.

2.7 “Company” means Seagate Technology Holdings Public Limited Company, a public company incorporated under the laws of the Republic of Ireland with limited liability under registered number 606203, or any successor thereto.

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2.8 “Consultant” means any person, including an advisor engaged by the Company or an Affiliate, to render consulting or advisory services and who is compensated for such services.

2.9 “Continuous Service” means that the Participant’s active service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided, that there is no interruption or termination of the Participant’s Continuous Service. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director will not constitute an interruption of Continuous Service. Unless otherwise determined by the Board or the chief executive officer of the Company (or their delegate), in such party’s sole discretion, Continuous Service shall not be considered interrupted in the case of a leave of absence approved by the Company or an Affiliate, including sick leave, military leave or any other personal leave. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company or an Affiliate is not guaranteed, then three (3) months following the 91st day of such leave any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Share Option.

2.10 “Director” means a member of the Board.

2.11 “Deferred Share Unit” means any Share Award for which a valid deferral election is made.

2.12 “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code for all Incentive Stock Options, or to the extent a Share Award provides for the deferral of compensation and is subject to Section 409A of the Code, a “disability” as defined in Treasury Regulation §1.409A-3(i)(4). For all other Share Awards, “Disability” means physical or mental incapacitation such that for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period, a person is unable to substantially perform his or her duties. Any question as to the existence of that person’s physical or mental incapacitation shall be determined by the Board in its sole discretion.

2.13 “Dividend Equivalent” means a right granted to a Participant pursuant to Sections 7.3(iii), 7.4(iv) and 7.6(iv) of the Plan to receive the equivalent value (in cash or in Shares) of dividends paid on the Ordinary Shares.

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2.14 “Eligible Individual” means any person who is an Employee, Director or Consultant, as determined by the Board.

2.15 “Employee” means any person on the payroll records of the Company or an Affiliate and actively providing services as an employee. Service as a Director or compensation by the Company or an Affiliate solely for services as a Director shall not be sufficient to constitute “employment” by the Company or an Affiliate.

2.16 “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

2.17 “Executive Officer” means an executive officer of the Company within the meaning of Rule 3b-7 of the Exchange Act or an Officer.

2.18 “Fair Market Value” means, as of any date, the value of an Ordinary Share determined as follows:

(i) Unless otherwise determined by the Board in accordance with Section 409A of the Code, if the Ordinary Shares are listed on any established stock exchange (including the New York Stock Exchange) or traded on the NASDAQ Global Select Market, the Fair Market Value of a Share shall be the closing per-share sales price of such Shares as reported on such date on the Composite Tape of the principal national securities exchange on which such Shares are listed or admitted to trading or, if no Composite Tape exists for such national securities exchange on such date, then on the principal national securities exchange on which such Shares are listed or admitted to trading and in either case, if no sale occurred on such date, the Fair Market Value shall be the applicable closing per-share sale price for the Shares on the first trading date immediately prior to such date during which a sale occurred, or; or if the Shares are not listed or admitted to trading on a national securities exchange, then the Fair Market Value of a Share shall be determined in good faith by the Board, and to the extent appropriate, based on the reasonable application of a reasonable valuation method.

(ii) For any reference to Fair Market Value in the Plan used to establish the price at which the Company shall issue Ordinary Shares to a Participant under the terms and conditions of a Share Award (such as a Share Award of Options or Share Appreciation Rights), the date as of which this definition shall be applied shall be the grant date of such Share Award.

2.19 “Full-Value Share Award” shall mean any of a Restricted Share Bonus, Restricted Share Unit, Phantom Share Unit, Performance Share Bonus, Performance Share Unit, or other Share-Based Award where the participant receives the entire value of each underlying Ordinary Share without payment (or reduction of such payment by the Company) of an amount at least equal to the Fair Market Value of the Ordinary Shares, determined as of the date of grant.

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2.20 “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

2.21 “Nominal Value” means US$0.00001 per Share.

2.22 “Non-Employee Director” means a Director who either (i) is not a current Employee or Officer of the Company or its parent or a subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or a subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

2.23 “Nonstatutory Share Option” means an Option not intended to qualify as an Incentive Stock Option.

2.24 “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

2.25 “Option” means an Incentive Stock Option or a Nonstatutory Share Option granted pursuant to the Plan.

2.26 “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

2.27 “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

2.28 “Ordinary Share” or “Share” means an ordinary share of the Company, nominal value US$0.00001.

2.29 “Other Share-Based Award” means a Share Award (other than an Option, a Restricted Share Bonus, a Share Appreciation Right, a Phantom Share Unit, a Restricted Share Unit, a Performance Share Bonus, a Performance Share Unit or a Deferred Share Unit) subject to the provisions of Section 7.7 of the Plan.

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2.30 “Other Share-Based Award Agreement” means a written agreement between the Company and a holder of an Other Share-Based Award setting forth the terms and conditions of an Other Share-Based Award grant. Each Other Share-Based Award Agreement shall be subject to the terms and conditions of the Plan.

2.31 “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of U.S. Treasury Regulations promulgated under Section 162(m)), is not a former employee of the Company or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an Officer of the Company or an “affiliated corporation” at any time and is not currently receiving direct or indirect remuneration from the Company or an “affiliated corporation” for services in any capacity other than as a Director; or (ii) is otherwise considered an “outside director” for purposes of Section 162(m).

2.32 “Outstanding Qualified Performance-Based Awards” means any Share Awards granted prior to November 3, 2017 that are outstanding as of the 2019 Amendment Date and that are intended to constitute “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code. For the avoidance of doubt, all provisions of the Plan governing Outstanding Qualified Performance-Based Awards that were in effect prior to the 2019 Amendment Date shall continue in effect with respect to Outstanding Qualified Performance-Based Awards, notwithstanding the elimination of such provisions from the Plan as of the 2019 Amendment Date.

2.33 “Participant” means a person to whom a Share Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Share Award.

2.34 “Performance-Based Award” means a Share Award that is subject, in whole or in part, to Performance Goals and is granted to an Executive Officer pursuant to Article VIII.

2.35 “Performance Goal” means, for a Performance Period, the one or more goals established by the Committee measured by the achievement of certain results, whether financial, transactional or otherwise. Financial results may be, but are not required to be, based on Qualifying Performance Criteria.

2.36 “Performance Period” means one or more periods of time, which, subject to Section 5.4 of the Plan, may be of varying and overlapping duration, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Share Award.

2.37 “Performance Share Bonus” means a grant of Ordinary Shares subject to the provisions of Section 7.5 of the Plan.

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2.38 “Performance Share Bonus Agreement” means a written agreement between the Company and a Participant setting forth the terms and conditions of a Performance Share Bonus grant. Each Performance Share Bonus Agreement shall be subject to the terms and conditions of the Plan.

2.39 “Performance Share Unit” means the right to receive the value of one (1) Ordinary Share subject to the provisions of Section 7.6 of the Plan.

2.40 “Performance Share Unit Agreement” means a written agreement between the Company and a holder of a Performance Share Unit setting forth the terms and conditions of a Performance Share Unit grant. Each Performance Share Unit Agreement shall be subject to the terms and conditions of the Plan.

2.41 “Phantom Share Unit” means the right to receive the value of one (1) Ordinary Share, subject to the provisions of Section 7.3 of the Plan.

2.42 “Phantom Share Unit Agreement” means a written agreement between the Company and a holder of a Phantom Share Unit setting forth the terms and conditions of a Phantom Share Unit grant. Each Phantom Share Unit Agreement shall be subject to the terms and conditions of the Plan.

2.43 “Plan” means this Amended and Restated 2012 Equity Incentive Plan of Seagate Technology Holdings Public Limited Company, as amended from time to time.

2.44 “Predecessor Plan” means the Seagate Technology Public Limited Company 2004 Share Compensation Plan.

2.45 “Qualifying Performance Criteria” means any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, and measured, including annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: (a) pre- and after-tax income; (b) operating income; (c) net operating income or profit (before or after taxes); (d) net earnings; (e) net income (before or after taxes); (f) operating margin; (g) gross margin; (h) cash flow (before or after dividends); (i) earnings per share; (j) return on equity; (k) return on assets, net assets, investments or capital employed; (l) revenue; (m) market share; (n) cost reductions or savings; (o) funds from operations; (p) total shareholder return; (q) share price; (r) earnings before any one or more of the following items: interest, taxes, depreciation or amortization; (s) market capitalization; (t) economic value added; (u) operating ratio; (v) product development or release schedules; (w) new product innovation; (x) implementation of the Company’s critical processes or projects; (y) customer service or customer satisfaction; (z) product quality measures; (aa) days sales outstanding or working capital management; (bb) inventory or inventory turns; (cc) pre-tax profit and/or (dd) cost reductions.

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2.46 “Restricted Share Bonus” means a grant of Ordinary Shares subject to the provisions of Section 7.1 of the Plan.

2.47 “Restricted Share Bonus Agreement” means a written agreement between the Company and a Participant setting forth the terms and conditions of a Restricted Share Bonus grant. Each Restricted Share Bonus Agreement shall be subject to the terms and conditions of the Plan.

2.48 “Restricted Share Unit” means the right to receive the value of one (1) Ordinary Share at the time the Restricted Share Unit vests, subject to the provisions of Section 7.4 of the Plan.

2.49 “Restricted Share Unit Agreement” means a written agreement between the Company and a holder of a Restricted Share Unit setting forth the terms and conditions of a Restricted Share Unit grant. Each Restricted Share Unit Agreement shall be subject to the terms and conditions of the Plan.

2.50 “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

2.51 “Section 162(m)” means Section 162(m) of the Code as in effect prior to its amendment by the Tax Cuts and Jobs Act, P.L. 115-97; all references in the Plan to sections or subsections of Section 162(m) shall be construed accordingly.

2.52 “Securities Act” means the U.S. Securities Act of 1933, as amended.

2.53 “Share Appreciation Right” or “SAR” means the right to receive an amount equal to the Fair Market Value of one (1) Ordinary Share on the day the Share Appreciation Right is redeemed, reduced by the deemed exercise price or base price of such right, subject to the provisions of Section 7.2 of the Plan.

2.54 “Share Appreciation Right Agreement” means a written agreement between the Company and a holder of a Share Appreciation Right setting forth the terms and conditions of a Share Appreciation Right grant. Each Share Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

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2.55 “Share Award” means any Option, Restricted Share Bonus, Share Appreciation Right, Phantom Share Unit, Restricted Share Unit, Performance Share Bonus, Performance Share Unit, Deferred Share Unit, or Other Share-Based Award.

2.56 “Share Award Agreement” means a written agreement between the Company and a holder of a Share Award setting forth the terms and conditions of a Share Award grant. Each Share Award Agreement shall be subject to the terms and conditions of the Plan.

2.57 “Ten Percent Shareholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or of any of its Affiliates.

2.58 “2019 Amendment Date” has the meaning set forth in Section 15.1.

2.59 “2019 Shareholder Approval Date” has the meaning set forth in Section 15.2.

III. ADMINISTRATION.

3.1 Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in Section 3.3.

3.2 Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) to determine (a) which Eligible Individuals shall be granted Share Awards; (b) when each Share Award shall be granted; (c) the type or types of Share Awards to be granted; and (d) the number of Share Awards to be granted and the number of Shares to which a Share Award shall relate;

(ii) to determine the terms and conditions of any Share Award granted pursuant to the Plan, including, but not limited to, (a) the purchase price (if any) of Shares to be issued pursuant to any Share Award, (b) any restrictions or limitations on any Share Award or Shares acquired pursuant to a Share Award, (c) any vesting schedule or conditions applicable to a Share Award and accelerations or waivers thereof (including, but not limited to, upon a Change of Control), and (d) any provisions related to recovery of gain on, or forfeiture of, a Share Award or Shares issued pursuant to a Share Award, based on such considerations as the Board in its sole discretion determines;

(iii) to construe and interpret the Plan and Share Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Share Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective;

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(iv) to amend the Plan or a Share Award as provided in Article XIII of the Plan;

(v) to suspend or terminate the Plan at any time; provided, that suspension or termination of the Plan shall not materially impair the rights and obligations under any Share Award granted while the Plan is in effect except with the written consent of the affected Participant;

(vi) to settle all controversies regarding the Plan and Share Awards granted under it;

(vii) to exercise such powers and to perform such acts as the Board deems necessary, desirable, convenient or expedient to promote the best interests of the Company that are not in conflict with the provisions of the Plan; and

(viii) to establish, adopt or revise any rules and regulations, including adopting sub-plans to the Plan or special terms for Share Award Agreements, for the purposes of complying with non-U.S. laws and/or taking advantage of tax favorable treatment for Share Awards granted to Participants outside the United States (as further set forth in Section 5.3 of the Plan) as it may deem necessary or advisable to administer the Plan.

3.3 Delegation to Committee. General. The Board may delegate administration of the Plan to a Committee of one or more individuals, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including, to the extent permitted by applicable law, the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee, as applicable), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

(i) Committee Composition when Ordinary Shares are Publicly Traded. So long as the Ordinary Shares are publicly traded, in the discretion of the Board, a Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) (as necessary for Outstanding Qualified Performance-Based Awards), and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. Within the scope of such authority, the Board or the Committee may, to the extent permitted by applicable law, delegate to a committee of one or more individuals who are not Non-Employee Directors the authority to grant Share Awards to Eligible Individuals who are either (1) not then subject to Section 16 of the Exchange Act or (2) receiving a Share Award as to which the Board or Committee elects not to comply with Rule 16b-3 by having two or more Non-Employee Directors grant such Share Award.

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3.4 Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

3.5 Non-Employee Director Compensation Limit.Notwithstanding any provision to the contrary in the Plan or in any policy of the Company regarding compensation payable to a Director who is not an Employee, the sum of the grant date fair value (determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all Share Awards payable in Shares and the maximum cash value of any other Share Award granted under the Plan to an individual who is not an Employee as compensation for services as a Director, together with cash compensation paid to such Director in the form of Board and Committee retainer, meeting or similar fees, during any fiscal year of the Company shall not exceed $750,000. For avoidance of doubt, compensation shall count towards this limit for the fiscal year in which it was granted or earned, and not later when distributed, in the event it is deferred. The foregoing limit may not be increased without the approval of the shareholders of the Company.

IV. SHARES SUBJECT TO THE PLAN.

4.1 Share Reserve. Subject to the provisions of Article XII of the Plan relating to adjustments upon changes in Ordinary Shares, commencing on the 2019 Shareholder Approval Date, the maximum aggregate number of Shares that may be issued pursuant to Share Awards under the Plan shall not exceed 71,600,000 Shares, plus 12,549,079 Shares remaining available for grant under the Predecessor Plan as of the Effective Date (as defined in Section 15.1) (the “Share Reserve”). Any Shares that are subject to Options or SARs granted under the Plan shall be counted against the Share Reserve as one (1) Share for every one (1) Share granted, and any Shares that are subject to Full-Value Share Awards granted under the Plan shall be counted against the Share Reserve as follows, depending on the date of grant of the applicable Full-Value Share Award: (i) two and one-quarter (2.25) Shares for every one (1) Share granted under a Full-Value Share Award on or after October 29, 2019, (ii) two and one-half (2.5) Shares for every one (1) Share granted under a Full-Value Share Award between October 22, 2014 and October 28, 2019 (inclusive), and (iii) two and one-tenth (2.1) Shares for every one (1) Share granted under a Full-Value Share Award prior to October 22, 2014. Notwithstanding the foregoing, and subject to the provisions of Article XII, the maximum aggregate number of Shares that may be issued pursuant to Incentive Stock Options under the Plan shall not exceed twenty million (20,000,000) Shares.

4.2 Adjustments to the Share Reserve. If (i) any Share Award shall for any reason expire, be cancelled or otherwise terminated, in whole or in part, without having been exercised or redeemed in full, or be settled in cash, or (ii) if any Shares subject to Share Awards shall be reacquired by the Company prior to vesting, the Shares subject to such awards shall revert to the Share Reserve and again become available for issuance under the Plan. Any Shares that again become available for grant pursuant to this Section 4.2 shall be added back to the Share Reserve

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in the applicable ratio described in Section 4.1 of the Plan. Notwithstanding the foregoing, the following shall not revert to the Share Reserve: (a) Shares tendered by a Participant or withheld by the Company in payment of the exercise price to the Company or to satisfy any tax withholding obligation or other tax liability of the Participant, (b) Shares repurchased by the Company on the open market or otherwise, in either case using cash proceeds from the exercise of Options, and (c) Shares that are not issued or delivered as a result of the net settlement of an outstanding Option or SAR.

4.3 Source of Shares. The Shares subject to the Plan may be unissued Shares or reacquired Shares, bought on the market or otherwise.

V. ELIGIBILITY, PARTICIPATION, VESTING AND DIVIDENDS.

5.1 Eligibility. Subject to the provisions of the Plan, each Eligible Individual shall be eligible to receive Share Awards pursuant to the Plan, except that only Employees shall be eligible to receive Incentive Stock Options.

5.2 Participation. Subject to the provisions of the Plan, the Board may, from time to time, select from among Eligible Individuals those to whom Share Awards shall be granted, and shall determine the nature and amount of each Share Award. No Eligible Individual shall have any right to be granted a Share Award pursuant to the Plan.

5.3 Non-U.S. Participants. Notwithstanding any provision of the Plan to the contrary, to comply with the laws in countries outside the United States in which the Company and its Affiliates operate or in which Eligible Individuals provide services to the Company or its Affiliates, the Board, in its sole discretion, shall have the power and authority to: (i) determine which Affiliates shall be covered by the Plan; (ii) determine which Eligible Individuals outside the United States shall be eligible to participate in the Plan; (iii) modify the terms and conditions of any Share Award granted to Eligible Individuals outside the United States; (iv) establish sub-plans and modify exercise procedures and other terms and procedures and rules, to the extent such actions may be necessary or advisable, including adoption of rules, procedures or sub-plans applicable to particular Affiliates or Participants residing in particular locations; provided, that no such sub-plans and/or modifications shall take precedence over Article IV of the Plan or otherwise require shareholder approval; and (v) take any action, before or after a Share Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals. Without limiting the generality of the foregoing, the Board is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on eligibility to receive a Share Award under the Plan or on death, disability, retirement or other termination of Continuous Service, available methods of exercise or settlement of a Share Award, payment of income, social insurance contributions and payroll taxes, the shifting of employer tax liability to the Participant, the withholding procedures and handling of any Share certificates or other indicia of ownership. Notwithstanding the foregoing, the Board may not take any actions hereunder, and no Share Awards shall be granted, that would violate the Securities Act, the Exchange Act, any securities law or governing statute or any other applicable law.

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5.4 Minimum Vesting. Notwithstanding any provision of the Plan to the contrary, all Share Awards granted under the Plan after the 2019 Shareholder Approval Date shall have a minimum vesting period of one (1) year measured from the grant date of the applicable Share Award; provided, however, that up to five percent (5%) of the Shares available for future distribution under the Plan as of the 2019 Shareholder Approval Date may be granted without such minimum vesting requirement. Nothing in this Section 5.4 shall limit the Company’s ability to grant Share Awards that contain rights to accelerated vesting on a termination of Continuous Service or to otherwise accelerate vesting, including, without limitation, upon a Change of Control. In addition, the minimum vesting requirement set forth in this Section 5.4 shall not apply to: (i) Share Awards issued by the Company in assumption of or substitution for awards previously granted, or the right or obligation to grant future awards, by a company acquired by the Company or any of its Affiliates or with which the Company or any of its Affiliates combines; or (ii) Share Awards granted to a Director who is not an Employee which vest on the earlier of the one (1) year anniversary of the grant date and the next annual meeting of the Company’s shareholders (which is at least fifty (50) weeks after the immediately preceding year’s annual meeting). Further, this Section 5.4 shall not limit the provisions of Article XII of the Plan.

5.5 Dividends. Notwithstanding any provision of the Plan to the contrary, in no event shall any Share Award provide for the Participant’s receipt of dividends or Dividend Equivalents in any form prior to the vesting of such Share Award or applicable portion thereof or otherwise permit the payment of dividends or Dividend Equivalents on a Share Award to the extent that it has not vested.

VI. OPTION PROVISIONS.

Each Option shall be evidenced by an Option Agreement which shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be designated Incentive Stock Options or Nonstatutory Share Options at the time of grant. The terms and conditions of Option Agreements may change from time to time and the terms and conditions of separate Option Agreements need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option Agreement or otherwise) the substance of each of the following provisions:

6.1 Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of the Ordinary Shares with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Share Options.

6.2 Term. No Option shall be exercisable after the expiration of seven (7) years from the date it was granted. Notwithstanding the foregoing, no Incentive Stock Option granted to a Ten Percent Shareholder shall be exercisable after the expiration of five (5) years from the date it was granted.

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6.3 Vesting. The Board shall determine the criteria under which Options may vest and become exercisable, subject to Section 5.4 of the Plan; the criteria may include Continuous Service and/or the achievement of Performance Goals and in any event such criteria shall be set forth in the Option Agreement.

6.4 Exercise Price of an Option. The exercise price of each Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Ordinary Shares on the date the Option is granted; provided, that an Option may be granted with an exercise price lower than that set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 409A of the Code and Section 424(a) of the Code. Notwithstanding the foregoing, the exercise price of each Incentive Stock Option granted to a Ten Percent Shareholder shall be at least one hundred ten percent (110%) of the Fair Market Value of the Ordinary Shares on the date the Option is granted.

6.5 Consideration. The purchase price of Ordinary Shares acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash or by check at the time the Option is exercised or (ii) at the discretion of the Board at the time of the grant of the Option (or subsequently in the case of a Nonstatutory Share Option) and pursuant to procedures established by the Company from time to time: (a) by delivery to the Company of other Shares, (b) according to a deferred payment or other similar arrangement with the Optionholder, including use of a promissory note, (c) pursuant to a “same day sale” program, or (d) by some combination of the foregoing.

6.6 Termination of Continuous Service. In the event an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination or as otherwise set forth in the Option Agreement) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate.

6.7 Extension of Option Termination Date. An Optionholder’s Option Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability) would be prohibited at any time because the issuance of Shares would violate either the registration requirements under the Securities Act (or other applicable securities law) or the Company’s insider trading policy, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in the Option Agreement or (ii) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of either such registration requirements (or other applicable securities law) or the Company’s insider trading policy.

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6.8 Disability of Optionholder. In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement) or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If after termination, the Optionholder does not exercise his or her Option within the time specified herein, the Option shall terminate.

6.9 Death of Optionholder. In the event (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Optionholder’s death pursuant to Section 6.10 or 6.11 of the Plan, but only within the period ending on the earlier of (a) the date twelve (12) months following the date of death (or such longer or shorter period specified in the Option Agreement) or (b) the expiration of the term of such Option as set forth in the Option Agreement. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.

6.10 Transferability of an Incentive Stock Option. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, if provided in the Option Agreement, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

6.11 Transferability of a Nonstatutory Share Option. Unless otherwise provided by the Board, a Nonstatutory Share Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, if provided in the Option Agreement, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

VII. SHARE AWARDS PROVISIONS OTHER THAN OPTIONS.

7.1 Restricted Share Bonus Awards. Each Restricted Share Bonus shall be evidenced by a Restricted Share Bonus Agreement which shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. Restricted Share Bonuses shall be paid by the Company in Ordinary Shares. Should Shares be issued pursuant to a Restricted Share Bonus award in circumstances where they are not otherwise fully paid up, the Board may

15	May 2021

require the Participant to pay the aggregate Nominal Value of the Shares on the basis that such Shares underlying the Restricted Share Bonus award shall then be allotted as fully paid to the Participant. The terms and conditions of Restricted Share Bonus Agreements may change from time to time, and the terms and conditions of separate Restricted Share Bonus Agreements need not be identical, but each Restricted Share Bonus Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Vesting. Restricted Share Bonus awards shall be subject to a vesting schedule and vesting shall generally be based on the Participant’s Continuous Service and shall be subject to Section 5.4 of the Plan. Upon failure to meet the vesting conditions, Shares awarded under the Restricted Share Bonus Agreement shall be subject to a share reacquisition right in favor of the Company in accordance with the vesting schedule; provided, that any such Shares shall be reacquired without the payment of any consideration to the Participant.

(ii) Termination of Participant’s Continuous Service. Except as may otherwise be provided in the Restricted Share Bonus Agreement, in the event a Participant’s Continuous Service terminates, the Company shall reacquire (without the payment of any consideration) any of the Shares held by the Participant that have not vested as of the date of termination under the terms of the Restricted Share Bonus Agreement.

(iii) Transferability. Rights to acquire Shares under the Restricted Share Bonus Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Share Bonus Agreement, as the Board shall determine in its discretion, so long as Ordinary Shares awarded under the Restricted Share Bonus Agreement remain subject to the terms of the Restricted Share Bonus Agreement.

(iv) Dividends. Any dividends payable with respect to the Ordinary Shares underlying a Restricted Share Bonus award shall be subject to the same vesting conditions as such Shares; dividends, if any, that may become payable upon the vesting of such Shares shall be distributed to the Participant, at the discretion of the Board, in cash or in Ordinary Shares having a Fair Market Value equal to the amount of such dividends; provided, that, if such Shares are forfeited, the Participant shall have no right to such dividends (except as otherwise set forth in the applicable Restricted Share Bonus Agreement, subject to Section 5.5 of the Plan).

7.2 Share Appreciation Rights. Two types of Share Appreciation Rights (or SARs) shall be authorized for issuance under the Plan: (1) stand-alone SARs and (2) stapled SARs. Each SAR shall be evidenced by a Share Appreciation Right Agreement (or, if applicable, the underlying Option Agreement) which shall be in such form and shall contain such additional terms and conditions not inconsistent with the Plan as the Board shall deem appropriate. Should Shares be issued pursuant to a SAR in circumstances where they are not otherwise fully paid up, the Board may require the Participant to pay the aggregate Nominal Value of the Shares on the basis that such Shares underlying the SAR shall then be allotted as fully paid to the Participant. The additional terms and conditions of Share Appreciation Right Agreements (and/or underlying Option Agreements, as applicable) may change from time to time, and the additional terms and conditions of separate Share Appreciation Right Agreements (and/or underlying Option Agreements) need not be identical.

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(i) Stand-Alone SARs. The following terms and conditions shall govern the grant and redeemability of stand-alone SARs:

(a) The stand-alone SAR shall cover a specified number of underlying Shares and shall be redeemable upon such terms and conditions as the Board may establish. Upon redemption of the stand-alone SAR, the holder shall be entitled to receive a distribution from the Company in an amount equal to the excess of (i) the aggregate Fair Market Value (on the redemption date) of the Shares underlying the redeemed right over (ii) the aggregate base price in effect for those Shares.

(b) The number of Shares underlying each stand-alone SAR and the base price in effect for those Shares shall be determined by the Board in its sole discretion at the time the stand-alone SAR is granted. In no event, however, may the base price per Share be less than one hundred percent (100%) of the Fair Market Value per underlying Share on the grant date.

(c) The distribution with respect to any redeemed stand-alone SAR may be made in Shares valued at Fair Market Value on the redemption date, in cash, or partly in Shares and partly in cash, as the Board shall in its sole discretion deem appropriate.

(ii) Stapled SARs. The following terms and conditions shall govern the grant and redemption of stapled SARs:

(a) Stapled SARs may only be granted concurrently with an Option to acquire the same number of Shares as the number of such Shares underlying the stapled SARs.

(b) Stapled SARs shall be redeemable upon such terms and conditions as the Board may establish and shall grant a holder the right to elect among (1) the exercise of the concurrently granted Option for Shares, whereupon the number of Shares subject to the stapled SARs shall be reduced by an equivalent number, (2) the redemption of such stapled SARs in exchange for a distribution from the Company in an amount equal to the excess of the Fair Market Value (on the redemption date) of the number of vested Shares which the holder redeems over the aggregate base price for such vested Shares, whereupon the number of Shares subject to the concurrently granted Option shall be reduced by any equivalent number, or (3) a combination of (1) and (2).

(c) The distribution to which the holder of stapled SARs shall become entitled under this Section 7.2 upon the redemption of stapled SARs as described in Section 7.2(ii)(B) above may be made in Shares valued at Fair Market Value on the redemption date, in cash, or partly in Shares and partly in cash, as the Board shall in its sole discretion deem appropriate.

17	May 2021

7.3 Phantom Share Units. Each Phantom Share Unit shall be evidenced by a Phantom Share Unit Agreement which shall be in such form and shall contain such additional terms and conditions not inconsistent with the Plan as the Board shall deem appropriate. Should Shares be issued pursuant to a Phantom Share Unit award in circumstances where they are not otherwise fully paid up, the Board may require the Participant to pay the aggregate Nominal Value of the Shares on the basis that such Shares underlying the Phantom Share Unit award shall then be allotted as fully paid to the Participant. The additional terms and conditions of Phantom Share Unit Agreements may change from time to time, and the additional terms and conditions of separate Phantom Share Unit Agreements need not be identical. The following terms and conditions shall govern the grant and redeemability of Phantom Share Units:

(i) Phantom Share Unit awards shall be redeemable by the Participant to the Company upon such terms and conditions as the Board may establish. The value of a single Phantom Share Unit shall be equal to the Fair Market Value of a Share, unless the Board otherwise provides in the terms of the Phantom Share Unit Agreement.

(ii) The distribution with respect to any Phantom Share Unit award may be made in Shares valued at Fair Market Value on the redemption date, in cash, or partly in Shares and partly in cash, as the Board shall in its sole discretion deem appropriate.

(iii) Dividend Equivalents may be credited in respect of Shares covered by Phantom Share Units, as determined by the Board and set forth in the Phantom Share Unit Agreement. At the sole discretion of the Board, such Dividend Equivalents may be paid in cash or converted into additional Shares covered by the Phantom Share Units in such manner as determined by the Board. Any cash payment or additional Shares covered by the Phantom Share Units credited by reason of such Dividend Equivalents will be subject to all the terms and conditions, including vesting, of the Phantom Share Units to which they relate.

7.4 Restricted Share Units. Each Restricted Share Unit shall be evidenced by a Restricted Share Unit Agreement which shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. A Restricted Share Unit is the right to receive the value of one (1) Ordinary Share at the time the Restricted Share Unit vests. Should Shares be issued pursuant to a Restricted Share Unit award in circumstances where they are not otherwise fully paid up, the Board may require the Participant to pay the aggregate Nominal Value of the Shares on the basis that such Shares underlying the Restricted Share Unit award shall then be allotted as fully paid to the Participant.

To the extent permitted by the Board in the terms of his or her Restricted Share Unit agreement, a Participant may elect to defer receipt of the value of the Shares otherwise deliverable upon the vesting of Restricted Share Units, so long as such deferral election complies with applicable law, including Section 409A of the Code. Such deferred Restricted Share Units will be treated as Deferred Share Units hereunder. When the Participant vests in such Restricted Share Units, the Participant will be credited with a number of Deferred Share Units equal to the number of Shares for which delivery is deferred.

Restricted Share Units and Deferred Share Units may be paid by the Company by delivery of Shares, in cash, or a combination thereof, as the Board shall in its sole discretion deem appropriate, in accordance with the timing and manner of payment elected by the Participant on his or her election form, or if no deferral election is made, as soon as administratively practicable following the vesting of the Restricted Share Units.

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The terms and conditions of Restricted Share Unit Agreements may change from time to time, and the terms and conditions of separate Restricted Share Unit Agreements need not be identical, but each Restricted Share Unit Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Vesting. Restricted Share Units shall be subject to a vesting schedule and vesting shall generally be based on the Participant’s Continuous Service and shall be subject to Section 5.4 of the Plan.

(ii) Termination of Participant’s Continuous Service. Except as may otherwise be provided in the Restricted Share Unit Agreement, in the event a Participant’s Continuous Service terminates, any of the Restricted Share Units held by the Participant that have not vested as of the date of termination under the terms of the Restricted Share Unit agreement shall be forfeited.

(iii) Transferability. Rights to acquire the value of Shares under the Restricted Share Unit Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Share Unit Agreement, as the Board shall determine in its discretion, so long as any Ordinary Shares awarded under the Restricted Share Unit Agreement remain subject to the terms of the Restricted Share Unit Agreement.

(iv) Dividend Equivalents. Dividend Equivalents may be credited in respect of Shares covered by Restricted Share Units, as determined by the Board and set forth in the Restricted Share Unit Agreement. At the sole discretion of the Board, such Dividend Equivalents may be paid in cash or converted into additional Shares covered by the Restricted Share Units in such manner as determined by the Board. Any cash payment or additional Shares covered by the Restricted Share Units credited by reason of such Dividend Equivalents will be subject to all the terms and conditions, including vesting, of the Restricted Share Units to which they relate.

7.5 Performance Share Bonus Awards. Each Performance Share Bonus shall be evidenced by a Performance Share Bonus Agreement which shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. Performance Share Bonuses shall be paid by the Company in Ordinary Shares. Should Shares be issued pursuant to a Performance Share Bonus award in circumstances where they are not otherwise fully paid up, the Board may require the Participant to pay the aggregate Nominal Value of the Shares on the basis that such Shares underlying the Performance Share Bonus award shall then be allotted as fully paid to the Participant. The terms and conditions of Performance Share Bonus Agreements may change from time to time, and the terms and conditions of separate Performance Share Bonus Agreements need not be identical, but each Performance Share Bonus Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

19	May 2021

(i) Vesting. Performance Share Bonus awards shall be subject to a vesting schedule and vesting shall be based on the achievement of certain Performance Goals or on a combination of the achievement of certain Performance Goals and the Participant’s Continuous Service, as set forth in the Performance Share Bonus Agreement and subject to Section 5.4 of the Plan. Upon failure to meet Performance Goals or other vesting conditions, Shares awarded under the Performance Share Bonus Agreement shall be subject to a share reacquisition right in favor of the Company in accordance with the vesting schedule; provided, that any such Shares shall be reacquired without the payment of any consideration to the Participant.

(ii) Termination of Participant’s Continuous Service. Except as may otherwise be provided in the Performance Share Bonus Agreement, in the event a Participant’s Continuous Service terminates, the Company may reacquire (without the payment of any consideration) any of the Shares held by the Participant that have not vested as of the date of termination under the terms of the Performance Share Bonus Agreement.

(iii) Transferability. Rights to acquire Shares under the Performance Share Bonus Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Performance Share Bonus Agreement, as the Board shall determine in its discretion, so long as Ordinary Shares awarded under the Performance Share Bonus Agreement remain subject to the terms of the Performance Share Bonus Agreement.

(iv) Dividends. Any dividends payable with respect to the Ordinary Shares underlying a Performance Share Bonus award shall be subject to the same vesting conditions as such Shares; dividends, if any, that may become payable upon vesting of such Shares shall be distributed to the Participant, at the discretion of the Board, in cash or in Ordinary Shares having a Fair Market Value equal to the amount of such dividends; provided, that, if such Shares are forfeited, the Participant shall have no right to such dividends (except as otherwise set forth in the applicable Performance Share Bonus Agreement, subject to Section 5.5 of the Plan).

7.6 Performance Share Units. Each Performance Share Unit shall be evidenced by a Performance Share Unit Agreement which shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. A Performance Share Unit is the right to receive the value of one (1) Ordinary Share at the time the Performance Share Unit vests. Should Shares be issued pursuant to a Performance Share Unit award in circumstances where they are not otherwise fully paid up, the Board may require the Participant to pay the aggregate Nominal Value of the Shares on the basis that such Shares underlying the Performance Share Unit award shall then be allotted as fully paid to the Participant.

To the extent permitted by the Board in the terms of his or her Performance Unit Share Agreement, a Participant may elect to defer receipt of the value of Shares otherwise deliverable upon the vesting of an award of Performance Share Units, so long as such deferral election complies with applicable law, including Section 409A of the Code. Such deferred Performance Share Units will be treated as Deferred Share Units hereunder. When the Participant vests in such Performance Share Units, the Participant will be credited with a number of Deferred Share Units equal to the number of Shares for which delivery is deferred. Performance Share Units and Deferred Share Units may be paid by the Company by delivery of

20	May 2021

Shares, in cash, or a combination thereof, as the Board shall in its sole discretion deem appropriate, in accordance with the timing and manner of payment elected by the Participant on his or her election form, or if no deferral election is made, as soon as administratively practicable following the vesting of the Performance Share Units.

The terms and conditions of Performance Share Unit Agreements may change from time to time, and the terms and conditions of separate Performance Share Unit Agreements need not be identical, but each Performance Share Unit Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Vesting. Performance Share Units shall be subject to a vesting schedule and vesting shall be based on the achievement of certain Performance Goals or on a combination of the achievement of certain Performance Goals and the Participant’s Continuous Service, as set forth in the Performance Share Unit Agreement and subject to Section 5.4 of the Plan.

(ii) Termination of Participant’s Continuous Service. Except as may otherwise be provided in the Performance Share Unit Agreement, in the event a Participant’s Continuous Service terminates, any of the Performance Share Units held by the Participant that have not vested as of the date of termination under the terms of the Performance Share Unit Agreement will be forfeited.

(iii) Transferability. Rights to acquire the value of Shares under the Performance Share Unit Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Performance Share Unit Agreement, as the Board shall determine in its discretion, so long as Ordinary Shares awarded under the Performance Share Unit Agreement remain subject to the terms of the Performance Share Unit Agreement.

(iv) Dividend Equivalents. Dividend Equivalents may be credited in respect of Shares covered by Performance Share Units, as determined by the Board and set forth in the Performance Share Unit Agreement. At the sole discretion of the Board, such Dividend Equivalents may be paid in cash or converted into additional Shares covered by the Performance Share Units in such manner as determined by the Board. Any cash payment or additional Shares covered by the Performance Share Units credited by reason of such Dividend Equivalents will be subject to all the terms and conditions, including vesting, of the Performance Share Units to which they relate.

7.7 Other Share-Based Awards. The Board is authorized under the Plan to grant Other Share-Based Awards to Participants subject to the terms and conditions set forth in the applicable Share Award Agreement and such other terms and conditions as may be specified by the Board that are not inconsistent with the provisions of the Plan, and that by their terms involve or might involve the issuance of, consist of, or are denominated in, payable in, valued in whole or in part by reference to, or otherwise relate to, Shares. The Board may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Other Share-Based Awards to one or more classes of Participants on such terms and conditions as determined by the Board from time to time.

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VIII. PERFORMANCE-BASED AWARDS

8.1 General. Notwithstanding any other provision of the Plan, if the Committee grants a Share Award that is subject to a Performance Goal to a Participant who is an Executive Officer, such Performance-Based Award will be subject to the terms of this Article VIII, unless otherwise expressly determined by the Committee with respect to any provision in this Article VIII other than Section 8.4. Under this Article VIII, the Committee will establish Performance Goals and the level of achievement versus such Performance Goals that shall determine the number of Shares to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to a Share Award (including a Restricted Share Bonus, Restricted Share Unit, Performance Share Bonus or Performance Share Unit), which criteria may be based on Qualifying Performance Criteria or other standards of financial performance and/or personal performance evaluations. Such Performance Goals shall be established by the Committee no later than the earlier of (i) the date that is ninety (90) days after the commencement of the applicable Performance Period or (ii) the date on which twenty-five percent (25%) of the Performance Period has elapsed, and, in any event, at a time when the outcome of the Performance Goals remains substantially uncertain. The Committee shall certify the extent to which the Performance Goals have been satisfied and the amount payable as a result thereof, prior to payment, settlement or vesting of any Share Award.

8.2 Adjustments. The Committee may determine to adjust Qualifying Performance Criteria or such other standards of financial and/or personal performance criteria as determined in writing, including, without limitation, the following adjustments:

(i) to exclude restructuring and/or other nonrecurring charges;

(ii) to exclude share-based compensation costs;

(iii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings;

(iv) to exclude the effects of changes to generally accepted accounting principles required by the U.S. Financial Accounting Standards Board, as well as changes in accounting standards promulgated by other accounting standards setters to the extent applicable (for example, resulting from future potential voluntary or mandatory adoption of International Financial Reporting Standards);

(v) to exclude the effects of any statutory adjustments to corporate tax rates;

(vi) to exclude the effects of any “unusual or nonrecurring items” as determined under generally accepted accounting principles;

(vii) to exclude any other unusual, non-recurring gain or loss or other extraordinary item;

(viii) to respond to any unusual or extraordinary transaction, event or development;

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(ix) to respond to changes in applicable laws, regulations, and/or accounting principles;

(x) to exclude the dilutive or accretive effects of dispositions, acquisitions or joint ventures;

(xi) to exclude the effect of any change in the outstanding shares by reason of any share dividend or split, share repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to shareholders other than regular cash dividends;

(xii) to reflect the effect of a corporate transaction, such as a merger, consolidation, separation (including a spinoff or other distribution of stock or property by a corporation), or reorganization (whether or not such reorganization comes within the definition of such terms of Section 368 of the Code); and

(xiii) to reflect the effect of any partial or completed corporate liquidation.

8.3 Discretionary Adjustments and Limits. For Share Awards that are granted under this Article VIII, notwithstanding the satisfaction of any Performance Goals, the number of Shares granted, issued, retainable and/or vested under a Performance Share Bonus award or Performance Share Unit may, to the extent specified in the Share Award Agreement, be reduced, but not increased, by the Committee on the basis of such further considerations as the Committee shall determine.

8.4 Annual Limitation. The following limits shall apply to the grant of any Share Award under the Plan.

(i) Full-Value Share Awards. Subject to the provisions of Article XII of the Plan relating to adjustments upon changes in Ordinary Shares, no Employee shall be eligible to be granted Full-Value Share Awards covering more than ten million (10,000,000) Shares during any fiscal year of the Company.

(ii) Options and SARs. Subject to the provisions of Article XII of the Plan relating to adjustments upon changes in Ordinary Shares, no Employee shall be eligible to be granted Options and/or SARs covering more than eight million (8,000,000) Shares during any fiscal year of the Company.

IX. USE OF PROCEEDS FROM SHARES.

Proceeds from the sale of Ordinary Shares pursuant to Share Awards shall constitute general funds of the Company.

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X. CANCELLATION AND RE-GRANT OF OPTIONS AND STOCK APPRECIATION RIGHTS.

10.1 Subject to the provisions of the Plan, the Board shall have the authority to effect, at any time and from time to time, (i) the repricing of any outstanding Options and SARs under the Plan and/or (ii) with the consent of the affected Participants, the cancellation of any outstanding Options and SARs under the Plan in exchange for a cash payment and/or the grant in substitution therefor of new Options and SARs under the Plan covering the same or different number of Shares, but having an exercise or redemption price per Share not less than one hundred percent (100%) of the Fair Market Value (or, in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, not less than one hundred ten percent (110%) of the Fair Market Value) per Share on the new grant date. Notwithstanding the foregoing, without shareholder approval the Board may exercise its powers under Article XII of the Plan and may grant a Share Award with an exercise or redemption price lower than that set forth above if such Share Award is granted pursuant to an assumption or substitution for another award in a manner satisfying the provisions of Section 409A of the Code and/or Section 424(a) of the Code, as applicable.

10.2 Prior to the implementation of any such repricing or cancellation of one or more outstanding Options or SARs, the Board shall obtain the approval of the shareholders of the Company.

10.3 Shares subject to an Option or SAR canceled under this Article X shall continue to be counted against the Share Reserve described in Section 4.2 of the Plan. The repricing of an Option or SAR under this Article X, resulting in a reduction of the exercise or redemption price, as applicable, shall be deemed to be a cancellation of the original Option or SAR and the grant of a substitute Option or SAR; in the event of such repricing, both the original and the substituted Options or SARs shall be counted against the Share Reserve described in Section 4.2 of the Plan. The provisions of this Section 10.3 shall be applicable only to the extent required by Section 162(m).

XI. MISCELLANEOUS.

11.1 Shareholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Shares subject to a Share Award except to the extent that the Company has issued the Shares relating to such Share Award.

11.2 No Employment or other Service Rights. Nothing in the Plan or any instrument executed or Share Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Share Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause to the extent permitted under local law, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company, and any applicable provisions of the corporate law of the state or other jurisdiction in which the Company is domiciled, as the case may be.

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11.3 Investment Assurances. The Company may require a Participant, as a condition of exercising or redeeming a Share Award or acquiring Shares under any Share Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of acquiring the Shares; (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring the Shares subject to the Share Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Shares; and (iii) to give such other written assurances as the Company may determine are reasonable in order to comply with applicable law. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (1) the issuance of the Shares under the Share Award has been registered under a then currently effective registration statement under the Securities Act or (2) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws, and in either case otherwise complies with applicable law. The Company may, upon advice of counsel to the Company, place legends on Share certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable laws, including, but not limited to, legends restricting the transfer of the Shares.

11.4 Withholding Obligations. To the extent provided by the terms of a Share Award Agreement, the Participant may satisfy any federal, state, local, or foreign tax withholding obligation or employer tax liability assumed by the Participant in connection with a Share Award or the acquisition, vesting, distribution or transfer of Ordinary Shares under a Share Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company or an Affiliate) or by a combination of such means: (i) tendering a cash payment; (ii) subject to approval from the Board, authorizing the Company to withhold Shares from the Shares otherwise issuable to the Participant; or (iii) subject to approval from the Board, delivering to the Company owned and unencumbered Shares. The Participant may also satisfy such tax withholding obligation or employer tax liability assumed by the Participant by any other means set forth in the applicable Share Award Agreement.

11.5 Forfeiture and Recoupment Provisions. Pursuant to its general authority to determine terms and conditions of Share Awards under the Plan, the Board may specify in a Share Award Agreement that the Participant’s rights, payments and/or benefits with respect to the Share Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to any otherwise applicable vesting or performance conditions of such Share Award. Such events shall include, but shall not be limited to,

25	May 2021

termination of employment for cause, violation of any applicable Company policy or code of conduct (including without limitation, engaging in “Fraud” or “Misconduct” within the meaning of the Company’s Compensation Recovery for Fraud or Misconduct Policy), breach of any agreement between the Participant and the Company or any Affiliate, or any other conduct by the Participant that is detrimental to the business interests or reputation of the Company or any Affiliate. Furthermore, all Share Awards (including Share Awards that have vested in accordance with the Share Award Agreement) shall be subject to any recoupment requirement imposed under applicable laws, rules, regulations or stock exchange listing standards, including, without limitation, recoupment requirements imposed pursuant to Section 954 of the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or any regulations promulgated thereunder, or recoupment requirements under the laws of any other jurisdiction, as well as to the terms and conditions of any recoupment policy adopted by the Company from time to time to implement such requirements or to facilitate corporate governance, or for such other purpose as may be set forth in a Share Award Agreement.

11.6 Compliance with Laws. The Plan, the granting and vesting of Share Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Share Awards granted or awarded hereunder are subject to compliance with all applicable Irish, U.S. (federal, state and local) and foreign laws, rules and regulations and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. The Company shall have no obligation to issue or deliver Shares prior to obtaining any approvals from listing, regulatory or governmental authority that the Company determines are necessary or advisable. The Company shall be under no obligation to register pursuant to the Securities Act, as amended, any of the Shares paid pursuant to the Plan. To the extent permitted by applicable law, the Plan and Share Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

11.7 Section 409A. Except as provided in Section 11.8 hereof, to the extent that the Board determines that any Share Award granted under the Plan is subject to Section 409A of the Code, the Share Award Agreement evidencing such Share Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Share Award Agreements shall be interpreted in accordance with Section 409A of the Code and interpretive guidance issued thereunder, including without limitation any regulations or other guidance that may be issued after the date the Plan became effective. Notwithstanding any provision of the Plan to the contrary, in the event that following the date a Share Award is granted the Board determines that the Share Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the date the Plan became effective), the Board may adopt such amendments to the Plan and the applicable Share Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, including amendments or actions that would result in a reduction to the benefits payable under a Share Award, in each case, without the consent of the Participant, that the Board determines are necessary or appropriate to (i) exempt the Share Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the

26	May 2021

Share Award, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section or mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A of the Code if compliance is not practical. Further, to the extent necessary to comply with Section 409A of the Code, no payment that constitutes deferred compensation under Section 409A of the Code that would otherwise be made under the Plan or a Share Award Agreement upon a Participant’s termination of employment will be made or provided unless and until such termination is also a “separation from service,” as determined in accordance with Section 409A of the Code. Notwithstanding anything elsewhere in the Plan or Share Award Agreement to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A of the Code at the time of such a separation from service with respect to a Share Award, then solely to the extent necessary to avoid the imposition of any additional tax under Section 409A of the Code, the commencement of any payments or benefits under the Share Award shall be delayed to the extent required by Code Section 409A(a)(2)(B)(i).

11.8 No Representations or Covenants with respect to Tax Qualification. Although the Company may endeavor to (i) qualify a Share Award for favorable or specific tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including Section 11.7 hereof. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Share Awards under the Plan. Nothing in this Plan or in a Share Award Agreement shall provide a basis for any person to take any action against the Company or any Affiliate based on matters covered by Section 409A of the Code, including the tax treatment of any Share Awards, and neither the Company nor any Affiliate will have any liability under any circumstances to the Participant or any other party if a Share Award that is intended to be exempt from, or compliant with, Section 409A of the Code, is not so exempt or compliant or for any action taken by the Board with respect thereto.

XII. ADJUSTMENTS UPON CHANGES IN SHARES.

12.1 Capitalization Adjustments. If any change is made in the Ordinary Shares subject to the Plan, or subject to any Share Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, share dividend, spinoff, dividend in property other than cash, share split, liquidating dividend, extraordinary dividends or distributions, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan shall be appropriately adjusted in the class(es), kind and maximum number of securities subject to the Plan and the maximum number of securities that may be made subject to award to any person pursuant to Section 8.4 above, and the outstanding Share Awards shall be appropriately adjusted in the class(es), kind and number of securities and price per share of the securities subject to such outstanding Share Awards. The Board’s determination regarding such adjustments shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.)

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An adjustment under this provision may have the effect of reducing the price at which Ordinary Shares may be acquired to less than their Nominal Value (the “Shortfall”), but only if and to the extent that the Board shall be authorized to capitalize from the reserves of the Company a sum equal to the Shortfall and to apply that sum in paying up that amount on the Ordinary Shares.

12.2 Adjustments Upon a Change of Control.

(i) In the event of a Change of Control as defined in Sections 2.4(i) through 2.4(iv) hereof, then any surviving entity or acquiring entity shall assume or continue any Share Awards outstanding under the Plan or shall substitute similar share awards (including an award to acquire substantially the same consideration paid to the shareholders in the transaction by which the Change of Control occurs) for those outstanding under the Plan. In the event any surviving entity or acquiring entity refuses to assume or continue such Share Awards or to substitute similar share awards for those outstanding under the Plan, then with respect to any or all outstanding Share Awards held by Participants, the Board in its sole discretion and without liability to any person may (a) provide for the payment of a cash amount in exchange for the cancellation of a Share Award which, in the case of Options and SARs, may be equal to the product of (x) the excess, if any, of the Fair Market Value per Share at such time over the exercise or redemption price, if any, times (y) the total number of Shares then subject to such Share Award (and otherwise, the Board may cancel such Share Awards for no consideration if the aggregate Fair Market Value of the Shares subject to the Share Awards is less than or equal to the aggregate exercise or redemption price of such Share Awards), (b) continue the Share Awards, or (c) notify Participants holding an Option, Share Appreciation Right or Phantom Share Unit that they must exercise or redeem any portion of such Share Award (including, at the discretion of the Board, any unvested portion of such Share Award) at or prior to the closing of the transaction by which the Change of Control occurs, and that the Share Awards shall terminate if not so exercised or redeemed at or prior to the closing of the transaction by which the Change of Control occurs. With respect to any other Share Awards outstanding under the Plan, such Share Awards shall terminate if not exercised or redeemed prior to the closing of the transaction by which the Change of Control occurs. The Board shall not be obligated to treat all Share Awards, even those that are of the same type, in the same manner.

(ii) In the event of a Change of Control as defined in Section 2.4(v) hereof, all outstanding Share Awards shall terminate immediately prior to such event.

XIII. AMENDMENT OF THE PLAN AND SHARE AWARDS.

13.1 Amendment of Plan. The Board at any time, and from time to time, may amend the Plan. However, except as provided in Article XII of the Plan relating to adjustments upon changes in the Ordinary Shares, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy the requirements of Section 422 of the Code, any New York Stock Exchange, NASDAQ Global Select Market or other securities exchange listing requirements, or other applicable law or

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regulation; provided, that unless otherwise required or advisable under applicable law (as determined by the Board), rights under any Share Award granted before an amendment to the Plan shall not be materially impaired by any such amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

13.2 Shareholder Approval. The Board may, in its sole discretion, submit any other amendment to the Plan for shareholder approval.

13.3 Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

13.4 Amendment of Share Awards. The Board at any time, and from time to time, may amend the terms of any one or more Share Awards; provided, that, unless otherwise required or advisable under applicable law (as determined by the Board), the rights under any Share Award shall not be materially impaired by any such amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

XIV. TERMINATION OR SUSPENSION OF THE PLAN.

14.1 Termination or Suspension. The Board may suspend or terminate the Plan at any time. No Share Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

14.2 No Material Impairment of Rights. Unless otherwise required or advisable under applicable law (as determined by the Board), suspension or termination of the Plan shall not materially impair rights and obligations under any Share Award granted while the Plan is in effect except with the written consent of the Participant.

XV. EFFECTIVE AND EXPIRATION DATE OF PLAN.

15.1 Effective Date. The Plan became effective on the date that it was first approved by the shareholders of the Company (the “Effective Date”). As of the Effective Date, no new awards may be granted under the Predecessor Plan. Awards granted under the Predecessor Plan shall continue to be governed by the terms of the Predecessor Plan in effect on the date of grant of such award. The previous amendment and restatement of the Plan, adopted by the Board on July 29, 2019 (the “2019 Amendment Date”), was approved by shareholders on October 19, 2019. The Plan was further amended to reflect the Company becoming the parent company of the Seagate group of companies and assuming sponsorship of the Plan as adopted by the Board and approved by the shareholders and effective as of May 18, 2021. The approval or disapproval

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of the Plan by the shareholders of the Company shall have no effect on any other equity compensation plan, program or arrangement sponsored by the Company or any of its Affiliates. For avoidance of doubt, no amendment or restatement of the Plan shall affect the terms and conditions of any Outstanding Qualified Performance Based-Award or any other Share Award that the Company intends to qualify for grandfathering under P.L. 115-97, Section 13601(e)(2), to the extent that it would result in a material modification of such Share Award within the meaning of such Section 13601(e)(2).

15.2 Expiration Date. The Plan shall expire, and no Share Awards shall be granted under the Plan after the tenth (10th) anniversary of the date the Plan, as approved by the shareholders of the Company on October 19, 2019 (the “2019 Shareholder Approval Date”), except that no Incentive Stock Option shall be granted under the Plan after the earlier of the tenth (10th) anniversary of (i) the 2019 Amendment Date or (ii) the 2019 Shareholder Approval Date. Any Share Awards that are outstanding on the tenth (10th) anniversary of the 2019 Shareholder Approval Date shall remain in force according to the terms of the Plan and the applicable Share Award Agreement.

XVI. CHOICE OF LAW.

The law of the State of California shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules. If any provision of the Plan or the application of any provision hereof to any person or circumstance is held to be invalid or unenforceable, the remainder of the Plan and the application of such provision to any other person or circumstance shall not be affected, and the provisions so held to be unenforceable shall be reformed to the extent (and only to the extent) necessary to make it enforceable and valid.

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